EXHIBIT 99.2

Manhattan Bancorp Announces Change in Executive Leadership

LOS ANGELES, CA — October 28, 2010 — Manhattan Bancorp (“Company”) (OTCBB: MNHN) and its wholly-owned banking subsidiary, Bank of Manhattan, N.A. (“Bank”), announced today the departure of Deepak Kumar as President and Chief Executive Officer.  The Company and the Bank also announced the appointment of Harry W. Chenoweth as interim President and Chief Executive Officer, pending the selection of a permanent replacement for Mr. Kumar.

Kyle A. Ransford, Chairman of the Board of Directors of the Company and the Bank, said, “We appreciate the accomplishments, particularly the launch of residential mortgages, Mr. Kumar has provided and wish him well in his future endeavors.”

Mr. Chenoweth was a founding member of the board of directors of the Company and the Bank, and served as interim Chief Executive Officer of the Company and the Bank from February 2010 to March 2010.  With over 32 years of banking industry experience, Mr. Chenoweth most recently served as President of Barrister Executive Suites, Inc. and as Executive Vice President of Imperial Bank of Los Angeles.

The Bank, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California.  The Bank’s primary focus is relationship banking and residential mortgages to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms.  The Company also owns through a wholly-owned subsidiary a 70% interest in Manhattan Capital Markets, LLC, which operates as a full service mortgage-centric broker/dealer through its wholly-owned subsidiary, Banc of Manhattan Capital, LLC.  Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on the Company’s operating results, ability to attract deposit and loan customers and the quality of the Company’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2009 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Contact Information:
Kyle A. Ransford
Chairman of the Board
Phone: (310) 643-5253
Fax: (310) 643-5065